Exhibit 99.3

PCT LTD Announces License Agreement with Zerorez Franchising Systems, Inc.; Phase One Construction Commences at Fort Wayne Indiana Facility

Little River, South Carolina --- (October 29, 2020) --- PCT LTD (OTC Pink: “PCTL”) announces the execution of a royalty-bearing license agreement between PCT Corp. and Zerorez Franchising Systems, Inc. (“Zerorez”), a national carpet and living surface cleaning franchise company.

Gary Grieco, President and CEO of PCT LTD, commented, “We have watched Zerorez’s growth over the past several years and are impressed.” Grieco further commented, “We have also experienced explosive growth in selling our environmentally-responsible disinfectant and equipment to many industries. Our company values are completely compatible with Zerorez’s values and that’s one of the reasons why we are excited with our new partnership.”

Twenty years ago, Zerorez disrupted the carpet and living surface cleaning industry by introducing its groundbreaking patented cleaning technology that includes cleaning with electrolyzed fluids called ZR Water®, in lieu of harsh and harmful soaps, detergents and surfactants. This technology created the first no residue® cleaning result and is the center point of Zerorez’s continued technological innovation in the carpet and living surface industry.

“The ability to inform our customers that we clean their homes and offices with an EPA registered, hospital grade disinfectant is a boon to our business but more importantly, it communicates to our customers our deep commitment to do everything that we can to keep their homes and offices cleaner, healthier and safer,” said Shawn Moon, Zerorez’s CEO.

In addition, PCT LTD announces that Phase One construction has begun on the Company’s Fort Wayne Indiana facility and is expected to be completed by Thanksgiving. Once Phase One is completed it will enable PCT LTD to produce fluids at the Fort Wayne facility.

PCT LTD offers clarification about its recent announcement with regard to the recent million gallon minimum annual contract with Maverick Energy and Maverick Environmental Solutions. The annual contract for a minimum of one million gallons will be split between both companies with Maverick Environmental Solutions marketing to non-oil and gas related customers. Completion of the contract will provide millions of dollars of gross revenues to PCTL.

We are pleased to provide forward looking revenue guidance for 2021. With a growing list of distributors domestically and internationally, we anticipate revenues to continue climbing at an aggressive rate. We anticipate overall revenues for 2021 to be in excess of $10 million dollars. We will continue to provide updated guidance in the months ahead to keep our shareholders informed of the latest developments

About Zerorez

Zerorez’s corporate offices are in Pleasant Grove, UT.  In recognition of its cleaning efficacy, the Carpet and Rug Institute (CRI) has awarded Zerorez® its Platinum Rating, the industry’s highest rating. To learn more about the Zerorez® carpet cleaning franchise opportunity, visit www.zerorezfranchise.com.  Further details on the company and its services are found at www.zerorez.com.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC. PCTL does not utilize social media, chatrooms or other online sources to disclose material information.  The public should only rely on official press releases and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: the actual results of PCTL’s license agreement with Zerorez; PCTL’s continued installation of equipment; subsequent installations of PCTL’s Annihilyzer Infection Control Systems and other larger-volume equipment; PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Gary Grieco, CEO and Chairman, PCT LTD

(843) 390-7900 Office

(843) 390-2347 Fax

www.para-con.com

www.pctcorphealth.com

www.survivalyte.com

Rich Inza, Investor Relations (RMJ Consulting, LLC)

(843) 491-4611

IR@para-con.com

Dave Donlin, Investor Relations (Cervelle Group)

(407) 405-8142